						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations (dollars in thousands):

	Six Months Ended		Three Months Ended		Six Months Ended
	Mar 30,		Dec 29,		Mar 31,
	2019		2018		2018
Operating income, as reported		$70,125		$36,951		$48,872
One-time employee bonus	+	—	+	—	+	13,512
Adjusted operating income		$70,125		$36,951		$62,384
	x	2	x	4	x	2

Adjusted annualized operating income		$140,250		$147,804		$124,768
Adjusted effective tax rate	x	15%	x	15%	x	11%
Tax impact		21,038		22,171		13,724
Adjusted operating income (tax effected)		$119,212		$125,633		$111,044

Average invested capital	÷	$898,929	÷	$862,528	÷	$709,764

ROIC		13.3%		14.6%		15.6%
Weighted average cost of capital	-	9.0%	-	9.0%	-	9.5%
Economic return		4.3%		5.6%		6.1%

	Three Months Ended
Average Invested Capital	Mar 30,	Dec 29,	Sept 29,	Jun 30,	Mar 31,	Dec 30,	Sept 30,
	2019	2018	2018	2018	2018	2017	2017
Equity	$875,444	$905,163	$921,143	$882,360	$920,503	$933,849	$1,025,939
Plus:
Debt - current	93,197	8,633	5,532	6,365	180,772	179,881	286,934
Debt - long-term	187,120	187,567	183,085	180,204	27,217	26,047	26,173
Less:
Cash and cash equivalents	(184,028)	(188,799)	(297,269)	(332,723)	(402,470)	(506,694)	(568,860)
	$971,733	$912,564	$812,491	$736,206	$726,022	$633,083	$770,186